EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

AESP Computerzubehor GmbH

Advanced Electronic Support Products Computertillbehor i Sweden Aktiebolag

Jotec/AESP AS

Communications Components Company, Inc.

AESP-Ukraine